EXHIBIT 99.1

News Release

TANGER REPORTS SECOND QUARTER 2013 RESULTS
Funds From Operations Per Share Increases 10.3%
Consolidated Portfolio 98.3% Occupied

Greensboro, NC, July 30, 2013, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations (“FFO”) available to common shareholders, a widely accepted supplemental measure of REIT performance, increased 10.3% for the three months ended June 30, 2013 to $42.5 million, compared to FFO of $38.6 million for the three months ended June 30, 2012. On a per share basis, FFO for the three months ended June 30, 2013 increased 10.3% to $0.43 per share, compared to $0.39 per share for the three months ended June 30, 2012. For the six months ended June 30, 2013, FFO increased 12.6% to $83.6 million, or $0.85 per share, as compared to FFO of $74.2 million, or $0.75 per share, for the six months ended June 30, 2012.

"Credit ratings upgrades to BBB+ by Standard & Poor's and Baa1 by Moody's Investor Service were major second quarter highlights for Tanger. We are proud to have been able to deliver double digit FFO growth while maintaining a strong balance sheet. This growth was driven both by solid internal performance, as evidenced by an increase in same center net operating income of 4.5% during the second quarter, and the incremental income in 2013 from the four new properties added to the portfolio last year," commented Steven B. Tanger, President and Chief Executive Officer. "During the quarter, we broke ground on two additional projects. Tanger Outlets Ottawa , our first Canadian ground up development, and a major expansion of Tanger Outlets Cookstown will further the presence of the Tanger Outlets brand in the Canadian marketplace," he added.

FFO for all periods shown was impacted by a number of charges as described in the summary below (in thousands, except per share amounts):

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
FFO as reported	$42,547	$38,586	$83,559	$74,227
As adjusted for:
Acquisition costs	252	—	431	—
AFFO adjustments from unconsolidated joint ventures (1)	330	206	541	892
Impact of above adjustments to the allocation of earnings to participating securities	(7)	(2)	(11)	(9)
Adjusted FFO ("AFFO")	$43,122	$38,790	$84,520	$75,110
Diluted weighted average common shares	98,955	98,812	98,859	98,702
AFFO per share	$0.44	$0.39	$0.85	$0.76

(1)	Includes our share of acquisition costs, abandoned development costs and gain on early extinguishment of debt from unconsolidated joint ventures.

Net income available to common shareholders for the three months ended June 30, 2013 increased 44.7% to $16.7 million, or $0.18 per share, as compared to net income of $11.5 million, or $0.12 per share for the three months ended June 30, 2012. For the six months ended June 30, 2013, net income available to common shareholders increased 63.8% to $31.9 million, or $0.34 per share, as compared to net income available to common shareholders of $19.5 million, or $0.21 per share, for the six months ended June 30, 2012. Net income available to common shareholders for the above periods was also impacted by the charges described above.

Net income, FFO and AFFO per share are on a diluted basis. FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO and to AFFO are included in this release.
Second Quarter Highlights

•	Same center net operating income increased 4.5% during the quarter, marking the 34th consecutive quarter of same center net operating income growth

•	Year-to-date blended increase in average base rental rates on space renewed and released throughout the consolidated portfolio of 22.1%

•	Period-end consolidated portfolio occupancy rate of 98.3% at June 30, 2013

•
Comparable tenant sales for the consolidated portfolio increased 2.3% to $384 per square foot for the twelve months ended June 30, 2013 (and increased 3.1% excluding 8 centers that experienced closings of a day or more related to Hurricane Sandy during the fourth quarter of 2012)

•	Credit ratings upgraded by both Moody's and Standard & Poor's

•	Debt-to-total market capitalization ratio of 25.3% as of June 30, 2013

•	Interest coverage ratio of 4.15 times, compared to 4.08 times last year

•	Total market capitalization increased 5.2% to $4.4 billion from $4.2 billion on June 30, 2012

•	Commenced construction of Tanger Outlets Ottawa on May 15, 2013

•	Commenced construction to expand Tanger Outlets Cookstown on May 16, 2013

•	Completed mortgage financing of Tanger Outlets Texas City on July 1, 2013

Balance Sheet Summary

As of June 30, 2013, Tanger had a total market capitalization of approximately $4.4 billion including $1.1 billion of debt outstanding, equating to a 25.3% debt-to-total market capitalization ratio. The company had $213.1 million outstanding on its $520.0 million in available unsecured lines of credit. During the second quarter of 2013, Tanger maintained an interest coverage ratio of 4.15 times.
Tanger Outlets Texas City, which opened in the Houston market October 19, 2012, was initially fully funded with equity contributed to the joint venture by Tanger and its 50/50 partner, Simon Property Group. On July 1, 2013, the joint venture closed on a mortgage loan secured by the property. The joint venture received total loan proceeds of $65 million and distributed the proceeds equally to the partners. Tanger used its share of the proceeds to reduce amounts outstanding under its unsecured lines of credit. The mortgage loan requires interest-only payments at 150 basis points over LIBOR and matures July 1, 2017, with the option to extend the maturity for one additional year.
North American Portfolio Drives Operating Results
During the first six months of 2013, Tanger executed 381 leases totaling 1,674,000 square feet throughout its consolidated portfolio. Lease renewals accounted for 1,288,000 square feet, which generated an 18.5% increase in average base rental rates and represents 66.0% of the space originally scheduled to expire in 2013. Base rental rate increases on re-tenanted space during the first six months averaged 32.9% and accounted for the remaining 386,000 square feet.

Consolidated portfolio same center net operating income increased 4.2% during the six months ended June 30, 2013. For the second quarter of 2013, consolidated portfolio same center net operating income increased 4.5%. Comparable tenant sales for the consolidated portfolio for the twelve months ended June 30, 2013 increased 2.3% to $384 per square foot. For the three months ended June 30, 2013, consolidated comparable tenant sales increased 1.3%. During the fourth quarter of 2012, approximately 25% of the company's consolidated portfolio was affected by closings related to Hurricane Sandy. Excluding these properties, reported tenant comparable sales for Tanger's consolidated portfolio increased 3.1% for the twelve months ended June 30, 2013.

Investment Activities Provide Potential Future Growth
Construction is currently underway on four Tanger Outlet Centers projects, including two new developments and two expansions. On May 15, 2013, the company and its 50/50 co-owner, RioCan Real Estate Investment Trust, broke ground on Tanger Outlets Ottawa, the first ground up development of a Tanger Outlet Center in Canada. Ottawa is the nation's capital and the fourth largest city in the country, with 1.2 million residents and 7.5 million annual visitors. Located in suburban Kanata off the TransCanada Highway (Highway 417) at Palladium Drive, the 303,000 square foot center will feature approximately 80 brand name and designer outlet stores and is currently expected to open in the third quarter of 2014.
On May 16, 2013, the co-owners broke ground on a major expansion of Tanger Outlets Cookstown. Cookstown is 30 miles north of the Greater Toronto Area directly off Highway 400 at Highway 89, the gateway to the highest concentration of vacation homes in Southern Ontario's cottage country. This region is a well-traveled vacation area year round where visitors enjoy snow skiing in the Winter and lakeside activities in the Summer. The project will expand the 156,000 square foot property, which was acquired in December 2011, to nearly double its size to approximately 310,000 square feet when complete. Currently expected to open in the third quarter of 2014, the expansion will add approximately 35 new brand name and designer outlet stores to the center.
Tanger Outlets National Harbor will be the next Tanger Outlet Center delivered to tenants and shoppers. Tanger and its 50/50 joint venture partner, The Peterson Companies, broke ground on the project on November 29, 2012 and expect to open the center in time for the 2013 holiday shopping season. Located within the National Harbor waterfront resort in the Washington D.C. metropolitan area, the center will be accessible from I-95, I-295, I-495, and the Woodrow Wilson Bridge. The nation's capital welcomes approximately 33 million tourist visitors annually. When complete, the center will include approximately 340,000 square feet and feature approximately 80 brand name and designer outlet stores.
A small expansion of Tanger Outlets Sevierville in Sevierville, Tennessee is expected to add approximately 20,000 square feet to the center, increasing its total gross leasable area to approximately 438,000 square feet. The expansion is expected to open during the third quarter of this year.
Tanger has a robust pipeline of several other development sites for which current predevelopment activities are ongoing. These projects include planned new developments at Foxwoods Resort Casino in Mashantucket, Connecticut; in Charlotte, North Carolina; Columbus, Ohio; Scottsdale, Arizona; and Clarksburg, Maryland; as well as planned expansions of existing assets in Park City, Utah; and in Saint-Sauveur in the Montreal, Quebec market.
Tanger Expects Solid FFO Per Share In 2013
Based on Tanger's internal budgeting process, the company's view on current market conditions, and the strength and stability of its core portfolio, management currently believes its net income available to common shareholders for 2013 will be between $0.78 and $0.81 per share and its FFO available to common shareholders for 2013 will be between $1.78 and $1.81 per share.
The company's earnings estimates reflect a projected increase in same-center net operating income of approximately 4%, and average general and administrative expense of approximately $9.5 million to $10.0 million per quarter.  The company's estimates do not include the impact of any rent termination fees, any potential refinancing transactions, the sale of any out parcels of land, or the sale or acquisition of any properties. The following table provides a reconciliation of estimated diluted net income per share to estimated diluted FFO per share:

For the year ended December 31, 2013:
	Low Range	High Range
Estimated diluted net income per share	$0.78	$0.81
Noncontrolling interest, gain/loss on acquisition of real
estate, depreciation and amortization uniquely
significant to real estate including noncontrolling
interest share and our share of joint ventures	$1.00	$1.00
Estimated diluted FFO per share	$1.78	$1.81

Second Quarter Conference Call

Tanger will host a conference call to discuss its second quarter 2013 results for analysts, investors and other interested parties on Wednesday, July 31, 2013, at 10 a.m. eastern daylight time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers Second Quarter 2013 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site by clicking the Investor Relations link at www.tangeroutlet.com. A telephone replay of the call will be available from July 31, 2013 at 1:00 p.m. through 11:59 p.m., August 7, 2013 by dialing 1-855-859-2056, conference ID # 952249554. An online archive of the broadcast will also be available through August 7, 2013.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 43 upscale outlet shopping centers in 26 states coast to coast and in Canada, totaling approximately 12.9 million square feet leased to over 2,700 stores operated by more than 470 different brand name companies. More than 180 million shoppers visit Tanger Factory Outlet Centers, Inc. annually. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended June 30, 2013. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income per share, FFO per share, same center net operating income and general and administrative expenses, as well as other statements regarding plans for new developments and expansions, the expected timing of the commencement of construction and the openings of the current developments, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, coverage of the current dividend and management's beliefs, plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether projects in our pipeline convert into successful developments, the company's ability to lease its properties, the company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
REVENUES
Base rentals (a)	$61,046	$58,583	$120,290	$115,802
Percentage rentals	1,855	1,618	3,872	3,362
Expense reimbursements	25,824	25,196	51,130	48,869
Other income	2,290	1,938	4,412	3,545
Total revenues	91,015	87,335	179,704	171,578
EXPENSES
Property operating	28,821	27,977	56,956	54,065
General and administrative	9,914	8,699	19,486	18,719
Acquisition costs (b)	252	—	431	—
Depreciation and amortization	22,172	24,923	44,460	50,438
Total expenses	61,159	61,599	121,333	123,222
Operating income	29,856	25,736	58,371	48,356
Interest expense	12,583	12,411	25,459	24,745
Income before equity in earnings (losses) of unconsolidated joint ventures	17,273	13,325	32,912	23,611
Equity in earnings (losses) of unconsolidated joint ventures	503	(867)	1,093	(2,319)
Net income	17,776	12,458	34,005	21,292
Noncontrolling interests in Operating Partnership	(859)	(766)	(1,648)	(1,479)
Noncontrolling interests in other consolidated partnerships	(29)	25	(30)	32
Net income attributable to Tanger Factory Outlet Centers, Inc.	16,888	11,717	32,327	19,845
Allocation of earnings to participating securities	(231)	(209)	(425)	(367)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$16,657	$11,508	$31,902	$19,478

Basic earnings per common share:
Net income	$0.18	$0.13	$0.34	$0.21

Diluted earnings per common share:
Net income	$0.18	$0.12	$0.34	$0.21

a.	Includes straight-line rent and market rent adjustments of $1,324 and $1,169 for the three months ended and $2,553 and $2,514 for the six months ended June 30, 2013 and 2012, respectively.

b.	Represents potential acquisition related expenses incurred for the three months and six months ended June 30, 2013.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2013	2012
ASSETS
Rental property
Land	$148,003	$148,002
Buildings, improvements and fixtures	1,821,404	1,796,042
Construction in progress	2,531	3,308
	1,971,938	1,947,352
Accumulated depreciation	(618,644)	(582,859)
Total rental property, net	1,353,294	1,364,493
Cash and cash equivalents	5,450	10,335
Investments in unconsolidated joint ventures	162,094	126,632
Deferred lease costs and other intangibles, net	94,192	101,040
Deferred debt origination costs, net	7,921	9,083
Prepaids and other assets	69,205	60,842
Total assets	$1,692,156	$1,672,425

LIABILITIES AND EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discount of $1,826 and $1,967, respectively)	$548,174	$548,033
Unsecured term loans (net of discount of $472 and $547, respectively)	259,528	259,453
Mortgages payable (including premium of $5,816 and $6,362, respectively)	104,237	107,745
Unsecured lines of credit	213,100	178,306
Total debt	1,125,039	1,093,537
Construction trade payables	5,595	7,084
Accounts payable and accrued expenses	34,806	41,149
Other liabilities	16,422	16,780
Total liabilities	1,181,862	1,158,550

Commitments and contingencies
Equity
Tanger Factory Outlet Centers, Inc.
Common shares, $.01 par value, 300,000,000 shares authorized, 94,425,537 and 94,061,384 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	944	941
Paid in capital	771,265	766,056
Accumulated distributions in excess of net income	(294,237)	(285,588)
Accumulated other comprehensive income	1,343	1,200
Equity attributable to Tanger Factory Outlet Centers, Inc.	479,315	482,609
Equity attributable to noncontrolling interests
Noncontrolling interests in Operating Partnership	24,100	24,432
Noncontrolling interests in other consolidated partnerships	6,879	6,834
Total equity	510,294	513,875
Total liabilities and equity	$1,692,156	$1,672,425

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
FUNDS FROM OPERATIONS (a)
Net income	$17,776	$12,458	$34,005	$21,292
Adjusted for:
Depreciation and amortization uniquely significant to real estate - consolidated	21,867	24,710	43,910	50,011
Depreciation and amortization uniquely significant to real estate - unconsolidated joint ventures	3,431	1,653	6,604	3,468
Impairment charge - unconsolidated joint venture	—	140	—	140
Funds from operations (FFO)	43,074	38,961	84,519	74,911
FFO attributable to noncontrolling interests in other consolidated partnerships	(66)	16	(73)	14
Allocation of earnings to participating securities	(461)	(391)	(887)	(698)
Funds from operations available to common shareholders	$42,547	$38,586	$83,559	$74,227
Funds from operations available to common shareholders per share - diluted	$0.43	$0.39	$0.85	$0.75

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	93,331	91,717	93,232	90,694
Effect of notional units	784	1,014	777	1,007
Effect of outstanding options and restricted common shares	92	85	99	74
Diluted weighted average common shares (for earnings per share computations)	94,207	92,816	94,108	91,775
Exchangeable operating partnership units (b)	4,748	5,996	4,751	6,927
Diluted weighted average common shares (for funds from operations per share computations)	98,955	98,812	98,859	98,702

OTHER INFORMATION
Gross leasable area open at end of period -
Consolidated	10,785	10,746	10,785	10,746
Partially owned - unconsolidated	2,126	1,192	2,126	1,192

Outlet centers in operation at end of period -
Consolidated	36	36	36	36
Partially owned - unconsolidated	7	3	7	3

States operated in at end of period (c)	24	24	24	24
Occupancy at end of period (c)	98.3%	98.0%	98.3%	98.0%

a.
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

b.
The exchangeable operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

c.	Excludes the centers in which we have ownership interests in but are held in unconsolidated joint ventures.